Exhibit 5.1

Our ref JRM/ 670276/11860423v2

Edwards Group Limited

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

3 October 2012

Dear Sirs

Edwards Group Limited (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company’s registration statement on Form S-8 in relation to the Edwards Group Sharesave Scheme (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 as amended, in respect of the proposed offering of the Company’s American Depositary Shares representing ordinary shares of a par value of £0.002 each in the capital of the Company issued pursuant to the Edwards Group Sharesave Scheme (the “Ordinary Shares”).

1              Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1           The certificate of incorporation and the amended and restated memorandum and articles of association adopted by special resolution passed on 14 May 2012 (the “Memorandum and Articles”).

1.2           The minutes (the “Minutes”) of the meetings of the board of directors of the Company held on 25 April 2012 and on 27 September 2012 (together, the “Meetings”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3           A Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.4           A certificate from a director of the Company (the “Director’s Certificate”).

1.5           The Registration Statement.

1.6           The Edwards Group Sharesave Scheme.

2              Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.  In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1           the Registration Statement has been authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws;

2.2           copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.3           all signatures, initials and seals are genuine;

2.4           there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing.  Specifically, we have made no independent investigation of the laws of the State of New York; and

2.5           the Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares will be issued for less than par value.

Save as aforesaid, we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3              Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1           The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

3.2           The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and when issued by the Company against payment in full of the consideration in accordance with the terms set out in the Registration Statement and duly registered in the Company’s register of members (shareholders), such Ordinary Shares will be validly issued, fully paid and non-assessable.

4              Qualifications

The opinions expressed above are subject to the following qualifications:

4.1           To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

4.2           Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares.  However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position.  Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position.  As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder